Peter D. Aquino
President & CEO
Internap Corporation

November 7, 2016
Mr. R. P. Diegnan, Jr.
Rich,

I am pleased to offer for to you, on behalf of Internap Corporation, the position of SVP - General Counsel & Corporate Secretary. The scope of responsibility is to include all legal, regulatory, and compliance aspects of the company. I will also ask you to team with me on Employee Relations matters, but HR will report to me as CEO in the near term.

As discussed, this corporate position requires good communication with our Board of Directors, as I know you will meet or exceed their expectations. Your primary location will be at one of our flagship Datacenter facility in Secaucus, NJ, with travel as required, including my location in Virginia, and the corporate headquarters in Atlanta.

This offer has the support of our Compensation Committee, and is subject to a background check that we will initiate. Your start date is Monday, November 21, 2016.

A summary of the offer is as follows:

•	Reporting to the President & CEO

•	Base Salary of $225K

•	Target Annual Cash Bonus of 50% subject to performance

•	Potential for additional cash bonus up to 75% subject to Compensation Committee discretion

•
Annual Equity Grant at a value of your base salary, or $225K, at the discretion of the Compensation Committee. The contemplated structure under development with the Comp. Com is an RSU grant, whereby the value will be determined by your then Base Salary, divided by a stock price (TBD), deriving the number of shares granted. The Restricted Stock will be subject to a 3 year vest; 50% of the grant will be subject to time, and 50% will be subject to performance as part of the Compensation Committee's approve metrics - TBD

•
12 months severance (lX Base Salary) for involuntary termination, assuming no legal or performance issues. This protection will begin after you completed your first 90 days successfully. The Company will pay COBRA for the period under severance, and your severance payment will be paid over 12 months in the normal payroll cycle

•	Participation in Company benefit plans, including medical, dental, 401K, etc.

•	4 weeks vacation
If these terms are acceptable to you, please sign below.
I, hereby agree and accept this offer:

/s/ Richard P. Diegnan, Jr. Date: November 7, 2016
Richard P. Diegnan, Jr.

Company Representative:

/s/ Peter D. Aquino
Peter D. Aquino

CC:     Chairman of the Compensation Committee - Charles B. Coe
And the Board of Directors